Exhibit 99.1

For Immediate Release

SOLO CUP COMPANY APPOINTS JEFFREY M. GREENE

TO BOARD OF DIRECTORS

LAKE FOREST, Ill., September 14, 2010 – Solo Cup Company, a leading provider of single-use products used to serve food and beverages, today announced the appointment of Jeffrey M. Greene to fill a vacancy on its Board of Directors.

Mr. Greene, 51, has served since October 2005 as the president and chief executive officer of Consolidated Container Company LLC (CCC), an Atlanta, GA- based developer, manufacturer and marketer of rigid plastic containers for consumer products and beverage companies. Prior to 2005, Mr. Greene served as CCC’s senior vice president, consumer packaging group. Mr. Greene joined CCC in 2002 as vice president of the Continental Plastic Containers division. Mr. Greene previously served as the senior vice president of operations at Exopack, a producer of paper and plastic packaging. Before joining Exopack, Mr. Greene held a number of management positions in sales, marketing, R&D and operations at Union Camp Corporation, a pulp and paper company which was acquired by International Paper in 1999.

“Jeff Greene has spent his entire career in the paper and plastic packaging industry,” said Robert M. Korzenski, president and chief executive officer, Solo Cup Company. “His deep knowledge of packaging materials and our marketplace will bring a new level of insight and leadership to Solo’s Board.”

Solo Cup Company is a $1.5 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in plastic, paper, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart®, Bare™ by Solo® and Creative Carryouts® names. The company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about Solo, visit www.solocup.com.

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Media Contacts:	Analyst Contact:
Leslie Beyer, 847-444-5119	Bob Koney, 847-444-3201
leslie.beyer@solocup.com	robert.koney@solocup.com